Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares and class A preference shares of BIT Mining Limited (formerly known as 500.com Limited), a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Dated: March 2, 2023

LAW Man San Vincent

/s/	LAW Man San Vincent

Delite Limited

By:	/s/ LAW Man San Vincent
Name: LAW Man San Vincent
Title: Director

Good Luck Capital Limited

By:	/s/ LAW Man San Vincent
Name: LAW Man San Vincent
Title: Director